Exhibit 26(l)

Opinion and Consent of Lorne Schinbein

as to actuarial matters pertaining to the securities being registered

WRL LETTERHEAD

December 28, 2007

Western Reserve Life Assurance Co. of Ohio

570 Carillon Parkway

St. Petersburg, FL 33716

RE:	WRL Series Life Account
WRL Xcelerator, WRL Xcelerator Focus and WRL Xcelerator Exec
File Nos. 333-107705/811-4420

To The Board of Directors:

This opinion is furnished in connection with the filing by Western Reserve Life Assurance Co. of Ohio (“Western Reserve”) of Post-Effective Amendment No. 7. (the “Amendment”) to the Registration Statement on Form N-6 for the WRL Xcelerator, WRL Xcelerator Focus and WRL Xcelerator Exec, flexible premium variable life insurance policies (the "Policy").

The forms of the Policy were prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

In my opinion:
1)

the illustrations of death benefits, cash values, and net surrender values included in Appendix D to the Prospectus (in Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 for the Policy, which is incorporated by reference into the Amendment) are consistent with the provisions of the Policy and Western Reserve’s administrative procedures;

2)

the rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for other prospective purchasers with different assumptions; and

3)	the illustrations represent a rating classification, premium payment amount, and issue age that are fairly representative of Policies sold.

I hereby consent to use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading "Experts" in the Statement of Additional Information in Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 for the Policy, which is incorporated by reference into the Amendment.

This document is intended exclusively for the purpose of documenting the above-stated opinion on the Appendix D illustrations and the above stated consents. This document may not be appropriate for other purposes.

Very truly yours,

/s/ Lorne Schinbein

Lorne Schinbein

Vice President and Managing Actuary